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                                                                   Exhibit 12.1


                                  SAFEWAY INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                                                                        Fiscal Year
                                                            --------------------------------------------------------------------
                                                              52 Weeks      52 Weeks      52 Weeks      52 Weeks      52 Weeks
                                                                2002          2001          2000          1999          1998
                                                            ------------  ------------  ------------  ------------  ------------
Income from continuing operations before income
        taxes and cumulative effect of accounting change    $  1,320.2    $  2,122.7    $  1,942.9    $  1,670.5    $  1,394.6

Add interest expense                                             368.6         366.1         363.6         261.1         230.7

Add interest on rental expense (a)                               221.9         207.1         184.0         153.0         127.1

Add (less) equity in losses (earnings) of unconsolidated
  affiliates, net                                                  0.2         (20.2)        (31.2)        (34.5)        (28.5)

(Less) add minority interest in subsidiary                        (5.5)            -           1.1           5.9           5.1
                                                            ----------    ----------    ----------    ----------    ----------

Earnings                                                    $  1,905.4    $  2,675.7    $  2,460.4    $  2,056.0    $  1,729.0
                                                            ==========    ==========    ==========    ==========    ==========

Interest expense                                            $    368.6    $    366.1    $    363.6    $    261.1    $    230.7

Add capitalized interest                                          26.5          21.1          13.5           6.7           8.3

Add interest on rental expense (a)                               221.9         207.1         184.0         153.0         127.1
                                                            ----------    ----------    ----------    ----------    ----------

Fixed charges                                               $    617.0    $    594.3    $    561.1    $    420.8    $    366.1
                                                            ==========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed charges                                 3.1           4.5           4.4           4.9           4.7
                                                            ==========    ==========    ==========    ==========    ==========

(a) Based on a 10% discount factor on the estimated present value of future operating lease payments.